Exhibit 2.3

EXHIBIT A: FORM OF SERIES DESIGNATION

In accordance with the Series Limited Liability Company Agreement of Investment.com Collection LLC (the “Company”) dated October 7, 2022 (the “Agreement”) and upon the execution of this designation by the Company and Investment.com, Inc. in its capacity as Managing Member of the Company and Initial Member of Investment.com Collection Series 1 – The Blue Crab, a series of Investment.com Collection LLC (“The Blue Crab”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Investment.com Collection LLC Series 1 - The Blue Crab, a series of Investment.com Collection LLC.

Effective date of establishment	November 1, 2022.

Managing Member	Investment.com, Inc. was appointed as the Managing Member of The Blue Crab with effect from the date of the Agreement and shall continue to act as the Managing Member of The Blue Crab until dissolution of The Blue Crab pursuant to or its removal and replacement pursuant to the Agreement.

Initial Member	Investment.com, Inc.

Series Asset	The Series Assets of The Blue Crab shall be the real property located at 6437 Randle Ave, Chesapeake Beach, MD 20732 and any assets and liabilities associated with such asset and such other assets and liabilities acquired by The Blue Crab from time to time, as determined by the Managing Member in its sole discretion.

Asset Management Fee	As stated in the Agreement.

Asset Manager	Investment.com AM LLC.

Series Asset Management Fee	25% of Gross Receipts.

Purpose	As stated in the Agreement.

Issuance	Subject to increase or decrease in the Managing Member’s sole discretion, the maximum number of The Blue Crab Interests the Company can issue is 634,556.

Number of The Blue Crab Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 1% and may purchase more of The Blue Crab Interests through the Offering, as determined in its discretion

Broker	Dalmore Group LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from The Blue Crab sold in the Offering of the The Blue Crab Interests (excluding the The Blue Crab Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of The Blue Crab Interests

Voting

Subject to Section 3.5, the The Blue Crab Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of The Blue Crab Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the The Blue Crab Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the The Blue Crab Interests;

(b) mergers, consolidations or conversions of The Blue Crab; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding The Blue Crab Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of The Blue Crab Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the The Blue Crab Interests other than in accordance with the Agreement

Service Fee	No greater than $81,147.50 which may be waived by the Managing Member in its sole discretion.

Other rights	Holders of The Blue Crab Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of The Blue Crab Interests.

Officers	There shall initially be no specific officers associated with The Blue Crab, although, the Managing Member may appoint Officers of The Blue Crab from time to time, in its sole discretion.

Minimum Interests	100 Interests per Member.